===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[x]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Cabletron Systems
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



                            Cabletron Systems
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                     (Cabletron Systems Inc. Logo Appears Here)


                                     35 Industrial Way
                                     Rochester, New Hampshire 03867

                                     June 10, 1999

Dear Stockholder:

  You are cordially invited to attend our 1999 Annual Meeting of Stockholders to be held on July 13, 1999 at the Frank Jones Center, 400 Route One By-Pass, Portsmouth, New Hampshire, 03801 (see directions on last page).

  At this meeting you are being asked to (i) elect one Class I director, (ii) approve an amendment to the 1989 Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized for issuance by 1,500,000, (iii) approve an amendment to the 1998 Equity Incentive Plan to increase the number of options to purchase shares of the Company's Common Stock authorized for issuance by 7,000,000 and (iv) transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

  Your Board of Directors recommends that you vote in favor of the proposals. You should read with care the proxy statement which describes the nominee and presents other important information about the proposals. Please complete, sign and return your proxy promptly in the enclosed envelope.

  We hope that you will join us on July 13, 1999.

                                          Sincerely,

                                       /s/Piyush Patel
                                          ------------------------------------
                                          Piyush Patel
                                          Chairman of the Board, President and
                                           Chief Executive Officer

                                      (Cabletron Systems Inc. Logo Appears Here)


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 13, 1999

  Notice is hereby given that the Annual Meeting of Stockholders of Cabletron Systems, Inc. (the "Company") will be held at the Frank Jones Center, 400 Route One By-Pass, Portsmouth, New Hampshire 03801, on July 13, 1999 at 10:00 a.m., Eastern Time, for the following purposes:

    1. To elect one Class I director to serve until the 2002 Annual Meeting of Stockholders.

    2. To approve an amendment to the 1989 Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized for issuance by 1,500,000 shares.

    3. To approve an amendment to the 1998 Equity Incentive Plan to increase the number of options to purchase shares of the Company's Common Stock authorized for issuance by 7,000,000.

    4. To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

  Only stockholders of record at the close of business on May 17, 1999 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any and all adjourned sessions thereof.

                                          By order of the Board of Directors,
                                          MICHAEL D. MYEROW, Secretary

Rochester, New Hampshire
June 10, 1999

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                            CABLETRON SYSTEMS, INC.
                               35 Industrial Way
                        Rochester, New Hampshire 03867

                        For the 1999 Annual Meeting of
                   Stockholders to be held on July 13, 1999

                                PROXY STATEMENT

  The enclosed form of proxy is solicited on behalf of the Board of Directors of Cabletron Systems, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the Frank Jones Center, 400 Route One By-Pass, Portsmouth, New Hampshire 03801, on July 13, 1999, at 10:00 a.m., Eastern Time, and at any and all adjourned sessions thereof. A proxy may be revoked by a stockholder, at any time before it is voted, (i) by returning to the Company another properly signed proxy representing such shares and bearing a later date, (ii) by otherwise delivering a written revocation to the Secretary of the Company or (iii) by attending the Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting. In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below.

  The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) may communicate directly or by mail, telephone, or other communication methods with stockholders to solicit proxies. The Company will also reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

  The holders of record of shares of Common Stock, $.01 par value (the "Common Stock"), of the Company at the close of business on May 17, 1999 are entitled to receive notice of and to vote at the Meeting. As of that date the Company had issued and outstanding 173,000,986 shares of Common Stock. Each such share of Common Stock is entitled to one vote on each matter to come before the Meeting.

  It is expected that this Proxy Statement and the enclosed form of proxy will be mailed to stockholders commencing on or about June 11, 1999.

  The Company's Annual Report to Stockholders, including consolidated financial statements for the year ended February 28, 1999, is being mailed to the Company's stockholders with this Proxy Statement.

                        1. ELECTION OF CLASS I DIRECTOR

  The Board of Directors has voted to fix the maximum number of directors at five. The Company's Restated Certificate of Incorporation, as amended, and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Unless otherwise instructed, the enclosed proxy will be voted to elect the person named below as Class I director for a term of three years expiring at the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified. If the nominee shall be unavailable as a candidate at the Annual Meeting, votes pursuant to the proxy will be voted either for a substitute nominee designated by the Board of Directors or, in the absence of such designation, in such other manner as the directors may in their discretion determine. Alternatively, in such a situation, the Board of Directors may take action to fix the number of directors for the ensuing year at four, depending on if the nominee named herein is then able to serve. The Board of Directors does not anticipate that the nominee will become unavailable as a candidate. The nominee as Class I director, and the incumbent Class II and Class III directors are as follows:

                          Nominee as Class I Director
                               Term Expires 2002

Michael D. Myerow, 50
Director since 1989
Member of the Incentive Compensation Committee

  Mr. Myerow has been a partner in the Franklin, Massachusetts law firm of Myerow & Poirier since June 1987. He joined the firm in June 1986. He has served as a Director of Vitts Networks, Inc. since August 1996. From September 1979 to March 1986, Mr. Myerow was General Counsel of Exeter Equities, Inc., a consulting firm.

                               Class II Director
                               Term Expires 2000

Donald F. McGuinness, 66
Director since 1989
Member of the Incentive Compensation Committee and Audit Committee

  Prior to his retirement in 1998, Mr. McGuinness served as Chairman, President and Chief Executive Officer of Electronic Designs, Inc., a semiconductor memory company for eleven years. From December 1983 until January 1987, Mr. McGuinness was Executive Vice President and Chief Operating Officer of Sprague Electric Company, an electronic components manufacturer.

Piyush Patel, 43
Director since 1999

  On June 3, 1999, the Board of Directors voted to fill the Class II Director vacancy and appointed Mr. Patel to this position. On the same date, Mr. Patel was appointed Chairman, Chief Executive Officer and President. From October 1998 to June 1999, Mr. Patel served as Senior Vice President of Worldwide Engineering of the Company. Prior to joining the Company, Mr. Patel served as the CEO of Yago Systems, Inc. from September 1996 to October 1998. From April 1995 to September 1996, Mr. Patel served as Senior Project Manager for QED, and from October 1991 to April 1995, he served as Senior Project Manager for Sun Microsystems. From 1980 to 1991, he held a variety of senior management positions at Intel and MIPS Computers.

                              Class III Directors
                               Terms Expire 2001

Craig R. Benson, 44
Director since 1984

  Mr. Benson was Director of Operations of the Company from November 1984 until April 1989, when he became Chairman, Chief Operating Officer and Treasurer. In September 1997, Mr. Benson resigned as Chief Operating Officer. In May 1998, Mr. Benson was appointed President, Chief Executive Officer, Chairman, and Treasurer of the Company. On June 3, 1999, Mr. Benson resigned as President, Chief Executive Officer, Chairman, and Treasurer.

Paul R. Duncan, 58
Director since 1989
Member of the Incentive Compensation Committee and Audit Committee

  Prior to his retirement in 1999, Mr. Duncan was an Executive Vice President of Reebok International Ltd., a manufacturer of athletic footwear and apparel, since 1990, with responsibility for special projects since November 1996. During that time, Mr. Duncan served as Chief Operating Officer of Reebok from June 1995 to October 1995, Chief Financial Officer from May 1985 to June 1995 and has been a Director of Reebok since February 1989.

Beneficial Ownership

  The following table sets forth the amount of Common Stock of the Company beneficially owned (as determined under the rules of the SEC), directly or indirectly, as of May 17, 1999, by (i) each current director of the Company and each nominee director, (ii) each executive officer of the Company named in the Summary Compensation Table, (iii) all directors and officers of the Company as a group and (iv) each person who is known to the Company to beneficially own more than five percent (5%) of the outstanding shares of Common Stock of the Company and the percentage of the Common Stock outstanding represented by each such amount. Unless otherwise noted, the address of each person listed below is c/o Cabletron Systems, Inc., 35 Industrial Way, Rochester, New Hampshire 03867.

                                                    Shares of Common
                                                         Stock       Percent of
                                                      Beneficially     Common
      Name                                               Owned         Stock
      ----                                          ---------------- ----------
      Craig R. Benson + (1)........................    19,263,408      11.1%
      Carl E. Boisvert (2).........................        30,000         *
      John d'Auguste (2)...........................        40,334         *
      Paul R. Duncan + (2).........................       103,334       0.1%
      Earle S. Humphreys (2).......................        20,000         *
      David J. Kirkpatrick (2).....................        30,975         *
      Donald F. McGuinness + (2)...................       116,200       0.1%
      Michael D. Myerow + (2), (3).................       318,650       0.2%
      Piyush Patel + (2), (4)......................       297,894       0.2%
      All directors and officers as a group (14
       persons)....................................    20,278,037

---------------------
*   Less than 0.1%
+   Director of the Company
(1) Includes 1,400 shares held in the Benson Family Charitable Trust.
(2) Includes options held by Messrs. Boisvert, d'Auguste, Duncan, Humphreys, Kirkpatrick, McGuinness, Myerow, and Patel exercisable with respect to 25,000, 33,334, 100,000, 9,667, 14,000, 116,000, 85,000, and 25,000
    respectively, which are exercisable within sixty days of May 17, 1999.
(3) Includes a total of 225,000 shares held in two trusts for the benefit of the children of Mr. Benson and Mr. Robert S. Levine, respectively. Mr. Myerow is the sole trustee of each trust. Excludes 2,050 shares held by Mr. Myerow's spouse and 6,600 shares held by Mr. Myerow's spouse as custodian for their children, as to which shares Mr. Myerow disclaims beneficial ownership.
(4) Includes 197,215 shares of restricted stock for which Mr. Patel has the power to vote but which are subject to repurchase by the Company if Mr. Patel's employment terminates. Such right of repurchase by the Company lapses ratably per month through September 2000. Includes a total of 4,552 shares held in two trusts for the benefit of the children of Mr. Patel.

Board of Directors and Committee Organization

  During the Company's fiscal year ended February 28, 1999, the Board of Directors of the Company held a total of fifteen meetings and acted by unanimous written consent on five occasions. The Company has a standing Audit Committee and a standing Incentive Compensation Committee. No director attended fewer than 75% of the Board of Directors meetings or meetings of committees of the board on which he served, except for Mr. Donald B. Reed who resigned on March 30, 1998.

  The Audit Committee, which held four meetings during fiscal 1999, reviews with management and the Company's independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent public accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate. In addition, the Committee reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate. Messrs. Duncan and McGuinness, neither of whom is an executive officer or employee of the Company, currently serve on the Audit Committee.

  The Incentive Compensation Committee of the Board of Directors acted pursuant to written consent on 109 occasions and held two committee meetings during the fiscal year ended February 28, 1999. In general, the function of the Incentive Compensation Committee is to review the operation of the Company's 1998 Equity Incentive Plan and related programs of the Company. Messrs. Duncan, McGuinness and Myerow, none of whom is an executive officer or employee of the Company, currently serve on the Incentive Compensation Committee. In order to comply with certain provisions of the Securities Exchange Act of 1934 and the Internal Revenue Code of 1986, Mr. Myerow does not participate in the administration of the 1998 Equity Incentive Plan and related programs of the Company in connection with awards to named executive officers of the Company.

Director Compensation

  For their services to the Company, non-employee directors receive an annual retainer of $10,000, plus $750 for each Board and committee meeting attended during the year. Directors who are employed by the Company do not receive compensation for attendance at Board or committee meetings. Outside directors are reimbursed for any expenses attendant to Board membership.

  Pursuant to the Company's Directors' Option Plan, Messrs. Duncan, McGuinness and Myerow were initially granted options to purchase 100,000, 150,000 and 190,000 shares, respectively, of Common Stock upon the consummation of the Company's initial public offering in 1989. During fiscal years 1989--1998, each non-employee director was automatically granted an option to purchase 25,000 additional shares of Common Stock on the day after the date of each Meeting of Stockholders of the Company pursuant to the terms of the Company's Directors' Option Plan. As of March 1, 1999, the Company's 1989 Directors' Option Plan was replaced with the Company's 1998 Equity Incentive Plan. During the Board's meeting on May 5, 1999, the Board voted unanimously to grant non-employee directors options to purchase 25,000 additional shares of Common Stock pursuant to the terms of the Company's 1998 Equity Incentive Plan. The options granted on May 5, 1999 to non-employee directors were granted at their fair market value on the date of grant, vest after a period of three years and expire ten years from the grant date.

Executive Compensation

  The following table below discloses the compensation received by the Company's Chief Executive Officer and the Company's other four most-highly compensated executive officers for the fiscal years ended February 28, 1999, February 29, 1998 and February 28, 1997.

                          Summary Compensation Table

                                                       Long-term
                                Annual Compensation   Compensation
                              ----------------------- ------------
                                                                        Shares
   Name and Principal                                                 Underlying     All Other
        Position                        Year Salary ($)(1) Bonus ($)   Options    Compensation ($)
   ------------------                   ---- ------------- --------- ------------ ----------------
Craig R. Benson (2).....                1999     52,000          --         --              --
  Chairman, President, Chief            1998     52,000          --         --              --
  Executive Officer and Treasurer       1997     52,000          --         --              --

Carl E. Boisvert (3)....                1999    130,924     206,730    125,000          34,556
  Executive Vice President, Sales       1998        N/A         N/A        N/A             N/A
                                        1997        N/A         N/A        N/A             N/A

John d'Auguste (4)......                1999    312,748     115,625    100,000          22,212
  President of Operations               1998        N/A         N/A        N/A             N/A
                                        1997        N/A         N/A        N/A             N/A

Earle S. Humphreys (5)..                1999    138,462     177,750    100,000          39,748
  Executive Vice President,             1998        N/A         N/A        N/A             N/A
  Global Services                       1997        N/A         N/A        N/A             N/A

David J. Kirkpatrick....                1999    271,212      95,625     35,000              --
  Corporate Executive Vice              1998    240,317     165,000     75,000              --
  President of Finance and              1997    213,421      80,000     30,000              --

  Chief Financial Officer
Donald B. Reed (6)......                1999     61,853          --         --       1,139,040
  Former Chief Executive Officer        1998    216,346      25,000    800,000              --
                                        1997        N/A         N/A        N/A             N/A

---------------------
(1) Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred by certain executive officers at their election pursuant to the Cabletron Systems, Inc. 401(k) Saving and Investment Plan.
(2) Mr. Benson has served as President and Chief Executive Officer since March 30, 1998. Mr. Benson resigned as Chairman, President, Chief Executive Officer and Treasurer on June 3, 1999.
(3) Mr. Boisvert has served as Executive Vice President, Sales since October 1998 and his other compensation refers to relocation expenses.
(4) Mr. d'Auguste has served as President of Operations since December 1997 and his other compensation refers to relocation expenses.
(5) Mr. Humphreys has served as Executive Vice President, Global Services since July 1998 and his other compensation refers to relocation expenses.
(6) Mr. Reed resigned as President and Chief Executive Officer of the Company as of March 30, 1998. His other compensation refers to the severance arrangement within his employment agreement.

                                 OPTION TABLES

  The following table below sets forth, for applicable executive officers in the Summary Compensation Table, information regarding individual grants of options made in the last fiscal year, and their potential realizable values.

           Option Grants in the Fiscal Year Ended February 28, 1999

                                                                            Potential Realizable
                                                                           Value at Assumed Annual
                      Number of           % of                                 Rates of Stock
                        shares        Total Options                        Price Appreciation For
                      underlying       Granted to                              Option Term(1)
                       options        Employees in   Per Share  Expiration -----------------------
Name                  Granted(#)       Fiscal Year  Price($/sh)    Date        5%         10%
----                  ----------      ------------- ----------- ---------- -----------------------
Carl E. Boisvert       125,000 (2)         0.8%       8.2500     09/13/08     648,548    1,643,547
John d'Auguste         150,000 (a,3)       0.9%       7.2500     12/18/07     599,569    1,476,768
John d'Auguste         100,000 (b,4)       0.6%       7.2500     03/30/08     455,949    1,155,463
Earle S. Humphreys     100,000 (b,5)       0.6%       7.2500     07/13/08     455,949    1,155,463
David J. Kirkpatrick     7,000 (a,6)       0.0%       7.2500     12/31/04      17,260       39,157
David J. Kirkpatrick    20,000 (a,7)       0.1%       7.2500     10/08/05      59,030      137,564
David J. Kirkpatrick    30,000 (a,8)       0.2%       7.2500     10/17/06     103,847      248,731
David J. Kirkpatrick    40,000 (a,9)       0.3%       7.2500     10/26/07     159,885      393,805
David J. Kirkpatrick    35,000 (b,10)      0.2%       7.2500     01/07/08     159,582      404,412

---------------------
 (a) This option reprices an option originally granted in a prior fiscal year.
 (b) This option was granted in the current fiscal year and repriced on September 1, 1998.
 (1) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the SEC. The potential realizable values stated are not discounted to present value.
 (2) The option is exercisable at a rate of 25,000 shares on September 13, of 1999, 2000, 2001, 2002 and 2003.
 (3) The option is exercisable in equal increments of 25,000 shares on December 4, of 1998, 1999, 2000, 2001 and 50,000 shares on December 19,
     2001.
 (4) The option is exercisable at a rate of 8,333 shares on December 4 of 1998, 1999, 2000, 2001 and 33,333 shares on March 31 of 2001 and 2002.
 (5) The option is exercisable in equal increments of 5,000 shares on December 4, 1998, 1999, 2000, 2001 and 20,000 shares on July 13 of 2001, 2002,
     2003, and 2004.
 (6) The option is exercisable at a rate of 1,750 shares on December 4 of 1998, 1999, 2000 and 2001.
 (7) The option is exercisable at a rate of 4,000 shares on December 4 of 1998, 1999, 2000, 2001 and October 9, 2001.
 (8) The option is exercisable at a rate of 4,500 shares on December 4 of 1998, 1999, 2000, 2001 and 6,000 shares on October 18 of 2001 and 2002.
 (9) The option is exercisable at a rate of 4,000 shares on December 4 of 1998, 1999, 2000, 2001 and 8,000 shares on October 27 of 2001, 2002 and
     2003.
(10) The option is exercisable at a rate of 1,750 shares on December 4 of 1998, 1999, 2000, 2001 and 7,000 shares on January 8 of 2001, 2002, 2003 and 2004.

  The following table below depicts option exercise activity in the last fiscal year and fiscal year-end option values with respect to applicable executive officers named in the Summary Compensation Table. The fair market value of the Company's Common Stock on the New York Stock Exchange at February 28, 1999 was $8.125 per share.

              Aggregate Option Exercises in the Fiscal Year Ended
             February 28, 1999 and February 28, 1999 Option Values

                                                           Number of           Value of Unexercised
                                                       Shares Underlying           in-the-Money
                      Shares Acquired    Value        Options at 2/28/99        Options at 2/28/99
        Name          on Exercise (#) Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
        ----          --------------- ------------ ------------------------- -------------------------
Carl E. Boisvert                    0            0            25,000/100,000                       0/0
John d'Auguste                      0            0            33,334/216,666            29,167/189,583
Earle S. Humphreys                  0            0              5,000/95,000              4,375/83,125
David J. Kirkpatrick                0            0            16,000/116,000            14,000/101,500

                           Ten Year Option Repricing

  At September 1, 1998, most employees (Directors' options were not eligible for repricing) holding outstanding stock options to purchase Common Stock with an exercise price exceeding $7.25 per share were given the right to have their stock options canceled and reissued with an exercise price of $7.25 per share. Pursuant to the terms of the September 1, 1998 repricing arrangement, all vested and unexercised options and options scheduled to vest prior to January 1, 2000 were canceled and new options to purchase the Company's Common Stock were granted with a vesting schedule equal to twenty-five percent (25%) per year beginning on December 4, 1998. Vesting of new options granted in place of canceled options which would have vested on or after January 1, 2000 will occur exactly one (1) year later than those canceled options would have vested, and the right(s) to exercise options will expire on the same date(s) as the canceled options would have expired, but not earlier than December 31, 2004. The nature of the options granted was changed from incentive stock options to non-qualified options.

  The following table depicts, for applicable executive officers, information regarding repricing of stock options held by such executive officers on September 1, 1998 and December 4, 1997.

                                                                                                Length of
                                                                     Exercise                original option
                                      Number of       Market price   price at                term remaining
                                securities underlying  at time of    time of                   at date of
                      Repricing options/SARs repriced repricing or repricing or New exercise  repricing or
        Name            Date        or amended(#)      amendment    amendment    Price ($)      amendment
        ----          --------- --------------------- ------------ ------------ ------------ ---------------
John d'Auguste        09/01/98         150,000          $ 7.25       $13.8750     $ 7.25        9.3 years
John d'Auguste        09/01/98         100,000          $ 7.25       $14.5625     $ 7.25        9.6 years
Allen J. Finch        09/01/98          12,500          $ 7.25       $14.6875     $ 7.25        8.8 years
Allen J. Finch        09/01/98           5,000          $ 7.25       $14.6875     $ 7.25        9.2 years
Allen J. Finch        09/01/98          75,000          $ 7.25       $14.0000     $ 7.25        9.4 years
Allen J. Finch        09/01/98          50,000          $ 7.25       $14.5625     $ 7.25        9.6 years
Allen J. Finch        12/04/97          12,500          $14.6875     $30.7500     $14.6875     10.0 years
Allen J. Finch        12/04/97           5,000          $14.6875     $26.7500     $14.6875     10.0 years
Earle S. Humphreys    09/01/98         100,000          $ 7.25       $12.2500     $ 7.25        9.9 years
David J. Kirkpatrick  09/01/98           5,000          $ 7.25       $21.4750     $ 7.25        5.0 years
David J. Kirkpatrick  09/01/98           2,000          $ 7.25       $23.5630     $ 7.25        6.0 years
David J. Kirkpatrick  09/01/98          20,000          $ 7.25       $30.3750     $ 7.25        7.1 years
David J. Kirkpatrick  09/01/98          30,000          $ 7.25       $30.3750     $ 7.25        8.1 years
David J. Kirkpatrick  09/01/98          40,000          $ 7.25       $26.7500     $ 7.25        9.2 years
David J. Kirkpatrick  09/01/98          35,000          $ 7.25       $13.4375     $ 7.25        9.4 years
Piyush Patel          09/01/98         120,000          $ 7.25       $13.4900     $ 7.25        9.4 years
Linda F. Pepin        09/01/98          14,500          $ 7.25       $14.6875     $ 7.25        5.0 years
Linda F. Pepin        09/01/98           5,000          $ 7.25       $14.6875     $ 7.25        6.0 years
Linda F. Pepin        09/01/98           6,000          $ 7.25       $14.6875     $ 7.25        7.1 years
Linda F. Pepin        09/01/98          10,000          $ 7.25       $14.6875     $ 7.25        8.1 years
Linda F. Pepin        09/01/98          15,000          $ 7.25       $14.6875     $ 7.25        9.2 years
Linda F. Pepin        12/04/97          14,500          $14.6875     $21.4750     $14.6875      6.0 years
Linda F. Pepin        12/04/97           5,000          $14.6875     $23.5630     $14.6875      7.0 years
Linda F. Pepin        12/04/97           6,000          $14.6875     $30.3750     $14.6875      8.0 years
Linda F. Pepin        12/04/97          10,000          $14.6875     $30.3750     $14.6875      9.0 years
Linda F. Pepin        12/04/97          15,000          $14.6875     $26.7500     $14.6875     10.0 years
Michael A. Skubisz    09/01/98          35,000          $ 7.25       $14.6875     $ 7.25        6.0 years
Michael A. Skubisz    09/01/98           6,000          $ 7.25       $14.6875     $ 7.25        7.1 years
Michael A. Skubisz    09/01/98          10,000          $ 7.25       $14.6875     $ 7.25        8.1 years
Michael A. Skubisz    09/01/98           7,500          $ 7.25       $14.6875     $ 7.25        9.2 years

Report of the Board of Directors on Executive Compensation

  The Company's executive compensation program is administered by the Board of Directors. The Board's Incentive Compensation Committee, comprised of the Company's three outside directors, Messrs. Duncan, McGuinness and Myerow, determines the recipients and terms of all grants of stock-based incentive awards under the Company's 1989 Equity Incentive Plan and the Company's 1998 Equity Incentive Plan except for grants of stock-based incentive awards to named executive officers, in which case only Messrs. Duncan and McGuinness participate in determining the recipients and terms of such grants.

  The Company's executive compensation program is designed to retain and reward executives who are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing computer networking industry. This report is submitted by the Board of Directors and addresses the Company's compensation policies for fiscal 1999 as they affected the Company's executive officers.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million the tax deduction a public company may claim in any taxable year for compensation to the chief executive officer and the four other most highly compensated executive officers unless certain conditions related to such compensation are satisfied. Executive officer compensation in fiscal 1999 was not affected by Section 162(m) because compensation levels were below the threshold established by that statute, and the Board does not expect Section 162(m) to affect executive compensation in the foreseeable future.

 Compensation for Mr. Benson

  In determining the Company's executive compensation program the Board has generally drawn a distinction between Mr. Benson, the Company's Chairman, President, Chief Executive Officer and Treasurer for the last fiscal year, on the one hand, and the Company's other executive officers on the other.

  From September 1997 until March 1998, Mr. Benson served the Company as Chairman of the Board and Treasurer. In connection with Mr. Reed's resignation on March 30, 1998, Mr. Benson agreed to assume the position of President and Chief Executive Officer of the Company. Prior to his becoming President and Chief Executive Officer, Mr. Benson was Director of Operations of the Company from November 1984 until April 1989 and Chairman, Chief Operating Officer (until September 1997) and Treasurer thereafter. On June 3, 1999, Mr. Benson resigned as Chairman, President, Chief Executive Officer and Treasurer of the Company.

  Mr. Benson currently owns 11.1% of the Company's outstanding Common Stock. As the Company's principal stockholder, Mr. Benson has directly participated in increasing the value of the Common Stock since its initial public offering. Accordingly, in the past, the Board of Directors has determined that his cash compensation may remain low, both absolutely and in relation to his contribution to the Company's growth. Therefore, Mr. Benson's salary has not increased since the Company's initial public offering. Mr. Benson's relatively low salary is not determined by comparison to other companies in the industry or to the Company's corporate performance. Rather, the Board of Directors has determined that it is in the best interest of the Company that Mr. Benson's primary form of compensation for his leadership of the Company should be derived from sales and increases in value of his Common Stock.

 Compensation for Executive Officers other than Mr. Benson

  The compensation program for the Company's executive officers other than Mr. Benson is based on the philosophy that cash compensation should vary with the performance of the Company and any long-term incentive should closely align the officers' interests with the interests of the Company's stockholders. Additionally, the Company is committed to providing an executive compensation program that attracts and retains highly qualified executives.

  Compensation for the executive officers other than Mr. Benson consists of base salary, an incentive cash bonus segment and a stock-based incentive segment. In setting base salary levels, the Board of Directors reviews compensation for competitive positions in the industry and the historical compensation levels of the executives. Increases in annual salaries year-to-year are based upon corporate performance and merit ratings measured by actual individual performance (against targeted performance) and various subjective performance criteria. The Board does not formally weigh these factors. Incentive cash bonuses are based on the Company's meeting or exceeding certain specified financial targets which may include revenue and income growth, cost cutting measures, inventory measures or similar types of targets. In fiscal 1999, the Company enhanced its management team and awarded bonuses to these individuals that were paid in quarterly installments.

  The Company seeks to provide long-term compensation through its stock-based incentive compensation program. Stock options are granted to aid in the retention of key employees, including eligible named executives, and to align the interests of key employees with those of stockholders. Stock options are granted at an exercise price equal to the fair market value on the date of grant. Stock options typically are granted on an annual basis and become exercisable over a five-year period. Stock options are granted to key employees, including the named executive officers, based on current performance, anticipated future contribution based on such performance, ability to contribute to the achievement of the Company's strategic goals and objectives, awards generally made to persons in comparable positions in the industry, as well as the individual's current level of Company stock holdings. In fiscal 1999, stock options for key employees, including eligible named executive officers, were granted upon recommendation of the management and approval of the Incentive Compensation Committee.

  Consistent with the parameters of the Company's stock-based incentive compensation program, Messrs. Boisvert, d'Auguste, Humphreys and Kirkpatrick, have been awarded significant stock-based incentives. Details on stock options granted to the named executive officers are provided in the table entitled "Option Grants in the Fiscal Year Ended February 28, 1999." Current levels of stock ownership are provided in the table entitled "Beneficial Ownership."

  The Company maintains two broad-based, qualified employee stock purchase plans to encourage employee ownership of Common Stock. Participation in the Plans is generally open to all employees based upon the length of continuous service with the Company. The plans allow participants to buy Common Stock at a discount to the market price with up to 10% of their salaries, subject to a maximum dollar value. In addition, the Company maintains an equity incentive plan to encourage employee ownership of Common Stock. This plan allows the Incentive Compensation Committee to issue awards.

 Compensation Committee Interlocks and Insider Participation

  During fiscal 1999, the law firm of Myerow & Poirier, of which Mr. Myerow is a partner, from time to time provided legal services to the Company, for which the Company paid such firm a total of approximately $223,458. The Company expects to continue to retain the services of this firm from time to time during fiscal 2000.

  With respect to the above matters, the Board of Directors, including members of its Incentive Compensation Committee in such capacity, submits this report.

                                          BOARD OF DIRECTORS
                                          Craig R. Benson
                                          Michael D. Myerow*
                                          Paul R. Duncan*
                                          Donald F. McGuinness*
---------------------
* Member of Incentive Compensation Committee

Report of the Incentive Compensation Committee

  The Committee and Board of Directors, at a meeting held on September 1, 1998, unanimously voted to grant most employees (Directors' options were excluded) holding incentive stock options with an exercise price above $7.25 per share the right to have their options canceled and reissued with non-qualified stock options with a new exercise price of $7.25 per share. The options were repriced at $7.25 per share, which was the then fair market value of the Common Stock. All previously vested options were unvested and subject to a new vesting schedule. All previously unvested options were rescheduled to vest exactly one year later than the original options would have vested. In taking this action, the Committee and the Board of Directors considered numerous factors including the fact that stock options are viewed by management and employees as a significant part of their compensation packages, the potential impact on the retention of certain employees, possible dilution of the Common Stock and the desire to improve the general morale of the Company's workforce.

                                     INCENTIVE COMPENSATION COMMITTEE
                                     Paul R. Duncan
                                     Donald F. McGuinness
                                     Michael D. Myerow

Employment Agreements and Severance Arrangements

  The Company does not regularly enter into written employment agreements with its executive officers. However, in connection with the recruitment of Mr. d'Auguste for the position of President of Operations, the Company entered into an employment agreement effective as of April 1, 1998. Under the terms of the employment agreement, Mr. d'Auguste is entitled to a base salary of $300,000 per annum, subject to increase by the Board.

  Under the agreement, Mr. d'Auguste is entitled to quarterly cash bonuses upon growth in the Company's earnings per share. In addition, Mr. d'Auguste received an option to purchase 100,000 shares of the Common Stock, which was granted under the Company's 1989 Equity Incentive Plan. The options were scheduled to become exercisable ratably upon the first, second and third anniversaries of Mr. d'Auguste's employment. However, Mr. d'Auguste repriced these options on December 4, 1998; therefore, the vesting schedule was changed to 8,333 shares on December 4, of 1998, 1999, 2000, 2001 and 33,333 shares on
March 31 of 2001 and 2002.

  Pursuant to the terms of the agreement, Mr. d'Auguste is also entitled to participate in all other employee benefit plans of the Company that cover executives generally and to reimbursement of expenses incurred in the performance of his duties and responsibilities.

  Mr. d'Auguste's employment agreement provides for an initial term of three years, and for successive one year periods thereafter, unless terminated. In the event that Mr. d'Auguste's employment is terminated without cause, Mr. d'Auguste would be entitled to (i) a lump-sum cash payment equal to $600,000 and (ii) any other compensation, including bonus compensation, that has been earned but not paid through the date of such termination. In addition, the option to purchase 100,000 shares of Common Stock, which was granted to Mr. d'Auguste pursuant to his employment agreement, would become immediately exercisable in full. Further, the employment agreement provides that if any person other than Mr. d'Auguste or Mr. Bensen is hired as President of the Company, the Company shall pay Mr. d'Auguste a lump-sum cash payment equal to $600,000. If the Company makes this $600,000 payment it is not obligated to make the $600,000 payment described above upon termination of Mr. d'Auguste's employment.

  In connection with the recruitment of Mr. Reed for the position of President and Chief Executive Officer, the Company entered into an employment agreement effective as of September 1, 1997. Under the terms of the employment agreement, Mr. Reed was entitled to a base salary of $450,000 per annum, subject to increase by the Board. Mr. Reed also received a signing bonus of $250,000.

  Under the agreement, Mr. Reed was entitled to quarterly cash bonuses based upon growth in the Company's earnings per share. In addition, Mr. Reed received an option to purchase 600,000 shares of the Common Stock, which was granted under the Company's 1989 Equity Incentive Plan. The option was scheduled to become exercisable with respect to 150,000 shares on each of the first, second and third anniversaries of Mr. Reed's employment and with respect to 75,000 shares on each of the fourth and fifth anniversaries of Mr. Reed's employment.

  The employment agreement also provided that the Company would reimburse Mr. Reed for reasonable relocation expenses and up to $25,000 for temporary living expenses in New Hampshire. Under the agreement, Mr. Reed was also entitled to participate in all other employee benefit plans of the Company that cover executives generally and for reimbursement of expenses incurred in the performance of his duties and responsibilities.

  Mr. Reed's employment agreement provided for an initial term of three years, and for continuation for successive one year periods thereafter, unless terminated. In the event that Mr. Reed's employment was terminated without cause, Mr. Reed would be entitled to (i) a lump-sum payment equal to the greater of the amount of his base salary for the remainder of the term of employment and $450,000, (ii) continuation of other compensation benefit for the remainder of the term of employment and (iii) all other earned but unpaid compensation. In addition, any stock options held by Mr. Reed would become immediately exercisable in full.

  Upon Mr. Reed's resignation on March 30, 1998, Mr. Reed's employment agreement was terminated. At the time of his resignation, in accordance with his employment agreement, Mr. Reed received a lump-sum cash payment of $1,125,000, which equaled the amount of Mr. Reed's base salary due for the remainder of his employment term. In addition, as part of his severance package, the vesting schedule of Mr. Reed's stock options (which included the 600,000 options granted under his employment agreement and 200,000 options granted in January 1998) was accelerated and all such options became immediately exercisable in full. In connection with Mr. Reed's resignation, the Company agreed to retain Mr. Reed as a consultant to the Chief Executive Officer for a period of six months and paid Mr. Reed a retainer of $8,334 per month. The Company currently has no continuing obligations under the employment agreement.

  The Company has not entered into employment agreements with any other named executive officers.

                        Comparison of Stockholder Return

  The graph below compares cumulative total stockholder returns for the Company for the preceding five fiscal years with the S&P 500 Index and the S&P Communication-Equipment/Manufacturer Index. The graph assumes the investment of $100 at the commencement of the measurement period with dividends reinvested.

  Comparison of 5 Year Cumulative Total Return, from February 28, 1994 Through
                               February 28, 1999



                             (Graph Appears Here)




                            Cumulative Total Return

                                                   2/94 2/95 2/96 2/97 2/98 2/99
                                                   ---- ---- ---- ---- ---- ----
Cabletron Systems, Inc............................ 100   79  150  121   62   33
S & P 500......................................... 100  107  145  182  246  295
S & P Communications Equipment Index.............. 100  113  187  208  302  453

  Each of the Report of the Board of Directors on Executive Compensation and the Performance Graph set forth above shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise to deemed filed under such Acts.

       2. APPROVAL OF AMENDMENT TO THE 1989 EMPLOYEE STOCK PURCHASE PLAN

  The 1989 Employee Stock Purchase Plan (the "1989 Purchase Plan") was designed to enhance the Company's ability to attract and retain employees. As of the record date, employees had purchased 1,942,663 shares of Common Stock under the 1989 Purchase Plan, leaving 557,337 shares available for future purposes.

  On June 3, 1999, the Board of Directors, subject to shareholder approval, voted to approve an amendment to the 1989 Purchase Plan in order to increase the number of shares of Common Stock available for grant thereunder from 2,500,000 to 4,000,000. The Board of Directors believes that this increase is necessary in order to provide sufficient shares to continue to attract, retain and provide incentive compensation to employees.

  The 1989 Purchase Plan is administered by the Board of Directors. Participation in the 1989 Purchase Plan is generally open to all employees of the Company after six months of continuous employment, other than those employees owning 5% or more of the Common Stock. It allows participants to buy shares of Common Stock at a discount to the market price with between 2% to 10% of their pay, subject to a maximum dollar value. Purchases may occur twice a year, at the end of designated 26 week periods. The purchase price for shares of Common Stock under the 1989 Purchase Plan is 85% of the lesser of
(a) the value of the Common Stock at the beginning of the purchase period and
(b) the value of the Common Stock when the shares of Common Stock are purchased by the participant.

  The Company may amend the 1989 Purchase Plan at any time upon a vote by the Board of Directors provided that such amendment does not adversely affect the rights of the participants. In addition, any amendment relating to the aggregate number of shares of Common Stock to be issued under the 1989 Purchase Plan must be approved by the shareholders within 12 months before or after its adoption.

  The following discussion summarizes certain federal income tax consequences of participation in the 1989 Purchase Plan, based on the law as currently in effect and assuming continued qualification of the 1989 Purchase Plan under
Section 423 of the Internal Revenue Code of 1986 (the "Code"). The summary does not purport to be a complete description of federal income tax aspects of the 1989 Purchase Plan. Moreover, the summary does not discuss possible foreign, state, estate, employment or other tax consequences.

  Neither enrollment in, nor the purchase of stock pursuant to, the 1989 Purchase Plan produces taxable ordinary income to the employee or a deduction to the Company. However, pay that is withheld under the 1989 Purchase Plan for application toward the purchase of shares at the end of a purchase period is taxed when earned.

  If a participant sells or otherwise disposes of shares of Common Stock purchased under the 1989 Purchase Plan after having held the shares for the two-year period beginning with the first day of the purchase period in which the shares were purchased, or dies at any time while holding the shares, the participant will have ordinary income equal to the lesser of (i) the excess of the fair market value of the shares at the time of sale (or death) over the price paid for the shares, or (ii) 15% of the value of the shares at the beginning of the purchase period. The Company will not be entitled to a deduction for this amount. If the participant sells or otherwise disposes of any shares of Common Stock during the two-year period described above, the participant will have ordinary income equal to the excess of the fair market value of the shares on the last day of the purchase period over the price paid for the shares. The Company will be entitled to claim a deduction for this amount provided it satisfies applicable reporting requirements.

  The proposed amendment will not take effect unless it is approved by the affirmative vote of the holders of at least a majority of the votes cast at the Meeting. The Board of Directors believes that this amendment to the 1989 Purchase Plan is in the best interests of the Company and its stockholders and recommends a vote "FOR" Proposal 2.

          3. APPROVAL OF AMENDMENT TO THE 1998 EQUITY INCENTIVE PLAN

  The 1998 Equity Incentive Plan (the "1998 Incentive Plan") was adopted by the Board of Directors and the shareholders in July of 1998. It was established to enable the Company to attract and retain key employees and other persons or entities who are in a position to make significant contributions to the success of the Company and its subsidiaries, through ownership of shares of Common Stock of the Company. The 1998 Incentive Plan is administered by the Incentive Compensation Committee of the Board of Directors. As of June 7, 1999, there were outstanding options to purchase 4,284,000 shares of Common Stock and 3,216,000 shares remained available for grant.

  On June 3, 1999, the Board of Directors, subject to shareholder approval, voted to approve an amendment to the 1998 Incentive Plan to increase the number of shares of Common Stock available for grant thereunder from 7,500,000 to 14,500,000. The Board of Directors believes that an increase in the number of shares of Common Stock under the 1998 Incentive Plan is needed in order to provide sufficient shares to continue to attract and retain key employees.

  The exercise price of an incentive stock option (an "ISO") granted under the 1998 Incentive Plan may not be less than 100% (110% in the case of owners of more than 10% of the Common Stock) of the fair market value of the Common Stock at the time of grant. The exercise price of a nonstatutory option granted under the 1998 Incentive Plan may not be less than 50% of such fair market value. The term of each option may be set by the Incentive Compensation Committee but cannot exceed ten years from grant (five years from grant in the case of an ISO granted to someone owning more than 10% of the Common Stock), and each option is exercisable at such time or times as the Incentive Compensation Committee specifies. The option price may be paid in cash, by check, bank draft or money order, or, if permitted by the Incentive Compensation Committee and subject to certain additional limitations, by tendering shares of Common Stock held for at least six months, by use of a promissory note or by delivery of an undertaking by a broker to deliver the option price. The 1998 Incentive Plan limits to 2,000,000 the maximum number of shares for which stock options may be awarded to any participant during any three-year period.

  Stock appreciation rights ("SARs") may be granted under the 1998 Incentive Plan either alone or in tandem with stock option grants. Each SAR entitles the holder on exercise to receive an amount in cash or Common Stock or a combination thereof (such form to be determined by the Incentive Compensation Committee) determined in whole or in part by reference to appreciation in the fair market value of a share of Common Stock. SARs may be based solely on the appreciation in the fair market value of the Common Stock or a comparison of such appreciation with some other measures of market growth. If an SAR is granted in tandem with an option, the SAR will be exercisable only to the extent the option is exercisable. To the extent the option is exercised, the accompanying SAR will cease to be exercisable, and vice versa. The 1998 Incentive Plan limits to 2,000,000 the maximum number of shares for which SARs may be awarded to any participant in any three-year period.

  The 1998 Incentive Plan also provides for awards of nontransferable shares of restricted Common Stock subject to forfeiture as well as of unrestricted shares of Common Stock. Except as otherwise determined by the Incentive Compensation Committee, shares of restricted Common Stock may not be transferred until the end of the applicable restriction period and the satisfaction of any other conditions established by the Incentive Compensation Committee.

  The Incentive Compensation Committee may grant other types of awards under which stock is or may in the future be acquired. The 1989 Incentive Plan provides that the Incentive Compensation Committee may impose the condition that performance goals be met prior to the realization of any vesting, payment or benefit under an award. The Incentive Compensation Committee may also entitle a participant to receive an amount in cash upon the attainment of specified performance goals. In the case of performance-based awards intended to qualify for the performance-based compensation exception to the $1,000,000 deduction limitation under Section 162(m) of the Code, benefits under the award must be conditioned upon the attainment of preestablished performance goals or measures that are based on specified performance criteria approved by the stockholders of the Company in 1998. The maximum number of shares subject to performance awards (other than cash incentives) awarded under the 1998 Incentive Plan to any participant during any three-year period is 2,000,000. The maximum performance-based cash incentives payable under the 1998 Incentive Plan to any participant for any year is $1,000,000.

  The Incentive Compensation Committee may amend or terminate the 1998 Incentive Plan at any time; however, if shareholder approval is required by the Code, no amendment will be effective to effectuate a change to the 1998 Incentive Plan until shareholder approval is received.

  In the case of a merger, consolidation or other change of control transaction, all outstanding awards will terminate. The Incentive Compensation Committee, may in its discretion, prior to the effective date of the transaction, cause unvested awards to vest, remove performance conditions, remove restrictions, provide for replacement awards, or arrange to have the surviving or acquiring entity assume the awards.

  The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options under the 1998 Incentive Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the 1998 Incentive Plan, nor does it cover state, local or foreign taxes.

  Incentive Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

  Nonstatutory Options ("non-ISO"). In general, in the case of a non-ISO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to the Company. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss for which the Company is not entitled to a deduction.

  In general, an ISO that is exercised more than three months after termination of employment is treated as a non-ISO. (Special rules apply in the case of permanent disability or death.) ISOs are also treated as non-ISOs to the extent that, in the aggregate, they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

  In the event of a change in control of the Company, certain payments in the nature of compensation to certain individuals, if contingent on the change in control, could be nondeductible to the Company and subject to an additional 20% tax. Awards under the 1998 Incentive Plan that are made or that vest or become payable in connection with a change in control may be required to be taken into account in determining whether these penalties apply.

  Under Section 162(m) of the Code, certain remuneration in excess of $1,000,000 may be nondeductible if paid by a publicly traded corporation to any of its chief executive officer or other four most highly compensated officers. Option awards under the 1998 Incentive Plan are intended to be eligible for exemption from the Section 162(m) deduction limit.

  The proposed amendment to the 1998 Inventive Plan will not take effect unless it is approved by the affirmative bote of the holders of at least a majority of the votes cast at the Meeting. The Board of Directors believes that this amendment to the 1998 Incentive Plan is in the best interest of the Company and its stockholders and recommends a vote "FOR" Proposal 3.

               QUORUM, REQUIRED VOTES, AND METHOD OF TABULATION

  Consistent with state law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

  The nominee for election as director at the Meeting will be elected if he receives a plurality of votes properly cast. The election inspectors will count the total number of votes cast "for" approval of this proposal for the purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the election of Directors.

  For purposes of the proposals to amend the 1989 Purchase Plan and the 1998 Incentive Plan (i) abstentions are considered in determining the number of votes required to obtain a majority of the shares present and entitled to vote and will have the same effect as votes that are against the proposal and (ii) broker non-votes are not considered shares entitled to vote on the matter and accordingly will not affect the outcome of the vote.

                             CERTAIN TRANSACTIONS

  See the discussion under the caption "Compensation Committee Interlocks and Insider Participation" relating to Mr. Myerow.

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

  The Board of Directors has selected the firm of KPMG LLP, independent auditors, as auditors for the Company for the fiscal year ending February 28, 2000. A representative of KPMG LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders submitted for consideration at the 2000 Annual Meeting of Stockholders must be received by the Company not later than March 11, 2000 in order to be considered for inclusion in the Company's proxy materials for that meeting.

                           SECTION 16(A) BENEFICIAL
                        OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding Common Stock, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with all copies of Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for those persons, the Company believes that during the fiscal year ended February 28, 1999, all filing requirements were timely satisfied except that Ms. Pepin and Messrs. d'Auguste, Finch, Kirkpatrick and Skubisz each filed a Form 5 late. In addition, the Forms 3 and 5 for each of Messrs. Boisvert, Fiallo, Humphreys and Patel will, upon filing, be late.

                                OTHER BUSINESS

  The Board of Directors knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable.

                     DIRECTIONS to the FRANK JONES CENTER

  INTERSTATE 95 (NORTH) take exit 5 and enter the Portsmouth traffic circle. Take the first exit off the traffic circle (Route 1 South). At the second traffic light (less than 1/2 a mile) take a left. Continue down this road to the parking area. Bear right towards the Frank Jones Center.

  INTERSTATE 95 (SOUTH) take exit 5 and stay right as you come off the exit. This road will take you under Interstate 95. As you come to the Portsmouth traffic circle get into the left lane. Enter the traffic circle and take the second exit off the circle (Route 1 South). At the second traffic light (less than 1/2 a mile) take a left. Continue down this road to the parking area. Bear right towards the Frank Jones Center.

  SPAULDING TURNPIKE (SOUTH). After you pass the Pease Tradeport stay in the left most lanes. As you come to the Portsmouth traffic circle get into the left lane. Enter the traffic circle and take the second exit off the circle (Route 1 South). At the second traffic light (less than 1/2 a mile) take a left. Continue down this road to the parking area. Bear right towards the Frank Jones Center.

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE


--------------------------------
    CABLETRON SYSTEMS, INC.
--------------------------------


CONTROL NUMBER:
RECORD DATE SHARES:




                                             ------------------------
Please be sure to sign and date this Proxy.    Date
---------------------------------------------------------------------


-Stockholder sign here----------------Co-owner sign here-------------



1. Election of Director:                              For the     With-
                                                      Nominee     hold
        Michael D. Myerow                              [  ]       [  ]

                                                  For    Against   Abstain
2. Amendment to the Company's 1989 Employee       [  ]     [  ]      [  ]
   Stock Purchase Plan.


                                                  For    Against   Abstain
3. Amendment to the Company's 1998 Equity         [  ]     [  ]      [  ]
   Incentive Plan.


Mark box at right if an address change or comment has been noted on [ ] the reverse side of this card.


DETACH CARD                                                          DETACH CARD


                            CABLETRON SYSTEMS, INC.
Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, July 13, 1999.

Thank you in advance for your prompt consideration of these matters.

Sincerely,



Cabletron Systems, Inc.

                            CABLETRON SYSTEMS, INC.

             Proxy for the Meeting of Stockholders, July 13, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Craig R. Benson attorney and proxy, with full power of substitution, to represent and to vote at the Annual Meeting of Stockholders of Cabletron Systems, Inc. (the "Company") to be held at The Frank Jones Center, 300 Route One By-Pass, Portsmouth, New Hampshire 03801, on July 13, 1999 at 10:00 a.m., and at any and all adjourned sessions thereof, all shares of Common Stock of the Company which the undersigned could vote, if present, in such manner as the proxy determines on any matters which may properly come before the meeting and to vote on the following, as specified below, on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR, FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1989 EMPLOYEE STOCK PURCHASE PLAN AND FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1998 EQUITY INCENTIVE PLAN. THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE AND FOR THE MATTERS SPECIFIED ON THE REVERSE HEREOF.

--------------------------------------------------------------------------------
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                        DO YOU HAVE ANY COMMENTS?

-------------------------------------      -------------------------------------

-------------------------------------      -------------------------------------

-------------------------------------      -------------------------------------